Exhibit 99.1

News

Investor Contact:
Logan Bonacorsi
lbonacorsi@caleres.com

Caleres Reports First Quarter 2023 Results

●	Delivers $0.97 in earnings per share, the upper end of previous guidance
●	Generates record quarterly operating earnings and operating margin in the Brand Portfolio segment
●	Reiterates full year fiscal 2023 adjusted earnings per share guidance
●	Reduces revolving credit facility borrowings by $16 million from fiscal year-end 2022
●	Announces strategic expense reduction initiatives

ST. LOUIS, June 1, 2023 - Caleres (NYSE: CAL), a diverse portfolio of consumer-driven footwear brands, today reported financial results for the first quarter of 2023, and reiterated its full year fiscal 2023 earnings per share outlook.

“The Caleres team delivered a solid financial performance at the upper end of our earnings per share guidance driven by record quarterly profit from the Brand Portfolio and despite a challenging operating environment at Famous Footwear,” said Jay Schmidt, president and chief executive officer. “These first quarter results underscore the value of our diversified structure, the strength of our omnichannel capabilities and the power of our portfolio.”

First Quarter 2023 Results

(13-weeks ended April 29, 2023, compared to 13-weeks ended April 30, 2022)

●	Net sales were $662.7 million, down 9.8 percent from the first quarter of 2022;
‒	Famous Footwear segment sales declined 9.2 percent, with comparable sales down 8.5 percent, due to soft consumer demand in shoe chains.
‒	Brand Portfolio segment sales decreased 11.0 percent, in-line with expectations and primarily due to the timing of wholesale shipments in the Brand Portfolio in first quarter of 2022 to satisfy customer restocking efforts.
‒	Direct-to-consumer sales represented approximately 68 percent of total net sales.
●	Gross profit was $302.7 million, while gross margin was 45.7 percent;
‒	Famous Footwear segment gross margin of 45.6 percent
‒	Brand Portfolio segment gross margin of 44.2 percent
●	SG&A as a percentage of net sales was 38.2 percent;
●	Net earnings of $34.7 million, or earnings per diluted share of $0.97, compared to net earnings of $50.5 million, or earnings per diluted share of $1.32 in the first quarter of 2022;
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA) of $63.7 million, or 9.6 percent of sales;
●	Inventory was down 13.1 percent compared to first quarter of 2022, reflecting the company’s disciplined approach to inventory management and lower in-transit inventory; and
●	Borrowings under the asset-based revolving credit facility were $291.5 million at the end of the quarter.

Capital Allocation Update

In line with its capital allocation priorities, Caleres continued to reduce the borrowings under its asset-based revolving credit facility, paying down $16 million during the first quarter of 2023. The company also invested $6.5 million in capital expenditures and returned $2.5 million to shareholders through its quarterly dividend. The Caleres board of directors recently approved its next quarterly dividend, which will be paid on June 28, 2023, to shareholders of record as of June 9, 2023.

Fiscal 2023 Outlook:

“Looking ahead, we are encouraged by the increased financial contribution from the Brand Portfolio and the strong momentum in our lead brands – Sam Edelman, Vionic, Naturalizer and Allen Edmonds,” said Schmidt. “While we expect near-term pressure to persist at Famous Footwear, we are highly confident in our ability to remain the leader in footwear for the family, which we believe plays an essential role in the footwear sector overall.”

As a result of the more challenging operating environment, Caleres has taken several steps to reduce expenses across its business. These actions include eliminating open corporate positions, reducing non-merchandise procurement costs, realizing additional Brand Portfolio synergies, and lowering depreciation expense, and are expected to result in $20 million of in-year savings. The company also anticipates better-than-expected freight costs, which is expected to be an additional $10 million in savings. These cost savings are versus prior guidance assumptions, some of which were realized in the first quarter. Caleres anticipates a one-time cash charge of approximately $4 million in the second quarter of 2023 associated with these actions. Additionally, the company anticipates gross margin strength in the Brand Portfolio segment for the balance of the year.

For fiscal 2023, the company is expecting full year diluted earnings per share of $4.02 to $4.22, inclusive of the $4 million one-time charge associated with expense reduction actions in the second quarter. The company is reiterating its full year diluted adjusted earnings per share range of $4.10 to $4.30 and updating its consolidated net sales range to be down 3 percent to down 5 percent. This topline adjustment reflects the company’s revised sales expectations at Famous Footwear.

In addition, Caleres now expects:

●	Consolidated operating margin of 7.3 percent to 7.5 percent, versus previous guidance of 7.1 percent to 7.3 percent;
●	Interest expense of $17 million to $19 million, versus previous guidance of $18 million to $20 million; and
●	Capital expenditures of $55 million to $65 million, versus previous guidance of $60 million to $70 million.

The company still expects an effective tax rate of about 25 percent and weighted average shares outstanding of 34.3 million.

For second quarter of 2023 the company expects:

●	Consolidated net sales down 4 percent to 5 percent;
●	Diluted earnings per share of $0.79 to $0.84; and
●	Adjusted diluted earnings per share of $0.87 to $0.92.

“As we progress through 2023, we are focused on tightly managing our expenses, investing in value-enhancing opportunities, and maximizing our capabilities to position the organization for growth,” said Schmidt. “We believe we have the right foundation and strategic initiatives in place to consistently deliver annual earnings per share of more than $4.00 as we generate strong levels of free cash flow and create value for our shareholders.”

Investor Conference Call

Caleres will host a conference call at 10:00 a.m. ET today, Thursday, June 1. The webcast and associated slides will be available at investor.caleres.com/news/events. A live conference call will be available at (877) 704-4453 for North America participants or (201) 389-0920 for international participants, no passcode necessary. A replay will be also available at investor.caleres.com/news/events/archive for a limited period. Investors may also access the replay by dialing (844) 512-2921 in North America or (412) 317-6671 internationally and using the conference pin 13738707.

Definitions

All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Caleres, Inc. and diluted earnings per common share attributable to Caleres, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Non-GAAP Financial Measures

In this press release, the company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the company provides earnings before interest, taxes, depreciation and amortization, and estimated future earnings per diluted share adjusted to exclude certain gains, charges, and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) inflationary pressures; (ii) supply chain disruptions (iii) changing consumer demands, which may be influenced by general economic conditions and other factors; (iv) rapidly changing consumer preferences and purchasing patterns and fashion trends; (v) customer concentration and increased consolidation in the retail industry; (vi) intense competition within the footwear industry; (vii) foreign currency fluctuations; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) cybersecurity threats or other major disruption to the company’s information technology systems; (x) the ability to accurately forecast sales and manage inventory levels; (xi) a disruption in the company’s distribution centers; (xii) the ability to recruit and retain senior management and other key associates; (xiii) the ability to secure/exit leases on favorable terms; (xiv) the ability to maintain relationships with current suppliers; (xv) transitional challenges with acquisitions and divestitures; (xvi) changes to tax laws, policies and treaties; (xvii) our commitments and shareholder expectations related to environmental, social and governance considerations; (xviii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; and (xix) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 28, 2023, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

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SCHEDULE 1

CALERES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	(Unaudited)
	Thirteen Weeks Ended
($ thousands, except per share data)	April 29, 2023	April 30, 2022
Net sales	$662,734	$735,116
Cost of goods sold	360,052	408,122
Gross profit	302,682	326,994
Selling and administrative expenses	253,095	260,799
Operating earnings	49,587	66,195
Interest expense, net	(5,623)	(2,299)
Other income, net	1,492	3,422
Earnings before income taxes	45,456	67,318
Income tax provision	(10,664)	(17,333)
Net earnings	34,792	49,985
Net earnings (loss) attributable to noncontrolling interests	65	(524)
Net earnings attributable to Caleres, Inc.	$34,727	$50,509

Basic earnings per common share attributable to Caleres, Inc. shareholders	$0.97	$1.34

Diluted earnings per common share attributable to Caleres, Inc. shareholders	$0.97	$1.32

SCHEDULE 2

CALERES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ thousands)	April 29, 2023	April 30, 2022
ASSETS
Cash and cash equivalents	$36,151	$33,717
Receivables, net	148,068	181,551
Inventories, net	559,467	643,527
Property and equipment, held for sale	16,777	16,777
Prepaid expenses and other current assets	60,417	58,069
Total current assets	820,880	933,641

Lease right-of-use assets	513,817	503,393
Property and equipment, net	157,730	137,600
Goodwill and intangible assets, net	212,353	224,475
Other assets	113,303	129,189
Total assets	$1,818,083	$1,928,298

LIABILITIES AND EQUITY
Borrowings under revolving credit agreement	$291,500	$305,000
Trade accounts payable	261,753	386,821
Lease obligations	136,297	118,692
Other accrued expenses	189,727	259,374
Total current liabilities	879,277	1,069,887

Noncurrent lease obligations	437,171	452,742
Other liabilities	49,754	47,641
Total other liabilities	486,925	500,383

Total Caleres, Inc. shareholders’ equity	446,317	352,236
Noncontrolling interests	5,564	5,792
Total equity	451,881	358,028
Total liabilities and equity	$1,818,083	$1,928,298

SCHEDULE 3

CALERES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Thirteen Weeks Ended
($ thousands)	April 29, 2023	April 30, 2022
OPERATING ACTIVITIES:
Net cash provided by operating activities	$37,497	$19,686

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,750)	(9,305)
Capitalized software	(798)	(2,345)
Net cash used for investing activities	(6,548)	(11,650)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	126,000	205,000
Repayments under revolving credit agreement	(142,000)	(190,000)
Dividends paid	(2,482)	(2,648)
Acquisition of treasury stock	—	(14,673)
Issuance of common stock under share-based plans, net	(10,006)	(3,599)
Contributions by noncontrolling interests	—	1,500
Net cash used for financing activities	(28,488)	(4,420)
Effect of exchange rate changes on cash and cash equivalents	(10)	(14)
Increase in cash and cash equivalents	2,451	3,602
Cash and cash equivalents at beginning of period	33,700	30,115
Cash and cash equivalents at end of period	$36,151	$33,717

SCHEDULE 4

CALERES, INC.
SUMMARY FINANCIAL RESULTS BY SEGMENT

SUMMARY FINANCIAL RESULTS

	(Unaudited)
	Thirteen Weeks Ended
	Famous Footwear		Brand Portfolio		Eliminations and Other		Consolidated
	April 29,	April 30,	April 29,	April 30,	April 29,	April 30,	April 29,	April 30,
($ thousands)	2023	2022	2023	2022	2023	2022	2023	2022
Net sales	$349,158	$384,502	$325,516	$365,740	$(11,940)	$(15,126)	$662,734	$735,116
Gross profit	159,133	189,234	143,858	139,299	(309)	(1,539)	302,682	326,994
Gross margin	45.6%	49.2%	44.2%	38.1%	2.6%	10.2%	45.7%	44.5%
Operating earnings (loss)	17,056	49,688	42,669	41,349	(10,138)	(24,842)	49,587	66,195
Operating margin	4.9%	12.9%	13.1%	11.3%	n/m %	n/m %	7.5%	9.0%
Comparable sales % (on a 13-week basis)	(8.5)%	(4.0)%	9.4%	66.0%	—%	—%	—%	—%
Number of stores	866	887	93	83	—	—	959	970

n/m – Not meaningful

SCHEDULE 5

CALERES, INC.
BASIC AND DILUTED EARNINGS PER SHARE RECONCILIATION

	(Unaudited)
	Thirteen Weeks Ended
	April 29,	April 30,
	2023	2022
($ thousands, except per share data)
Net earnings attributable to Caleres, Inc.:
Net earnings	$34,792	$49,985
Net (earnings) loss attributable to noncontrolling interests	(65)	524
Net earnings attributable to Caleres, Inc.	34,727	50,509
Net earnings allocated to participating securities	(1,478)	(2,017)
Net earnings attributable to Caleres, Inc. after allocation of earnings to participating securities	$33,249	$48,492

Basic and diluted common shares attributable to Caleres, Inc.:
Basic common shares	34,407	36,209
Dilutive effect of share-based awards	—	467
Diluted common shares attributable to Caleres, Inc.	34,407	36,676

Basic earnings per common share attributable to Caleres, Inc. shareholders	$0.97	$1.34

Diluted earnings per common share attributable to Caleres, Inc. shareholders	$0.97	$1.32

SCHEDULE 6

CALERES, INC.
CALCULATION OF EBITDA (NON-GAAP METRIC)

	(Unaudited)
	Thirteen Weeks Ended
($ thousands)	April 29, 2023	April 30, 2022
EBITDA:
Net earnings attributable to Caleres, Inc.	$34,727	$50,509
Income tax provision	10,664	17,333
Interest expense, net	5,623	2,299
Depreciation and amortization (1)	12,714	12,357
EBITDA	$63,728	$82,498

EBITDA margin	9.6%	11.2%

(1)	Includes depreciation and amortization of capitalized software and intangible assets.

SCHEDULE 7

CALERES, INC.
RECONCILIATION OF DILUTED EARNINGS PER SHARE (GAAP BASIS) TO ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS) – SECOND QUARTER AND FISCAL 2023 GUIDANCE

	(Unaudited)
	Second Quarter 2023 Guidance		Fiscal 2023 Guidance
	Low	High	Low	High

GAAP diluted earnings per share	$0.79	$0.84	$4.02	$4.22
Charges/other items:
Expense reduction initiatives	0.08	0.08	0.08	0.08
Adjusted diluted earnings per share	$0.87	$0.92	$4.10	$4.30